EXHIBIT 99.1
INTER-TEL ANNOUNCES ELECTION OF NEW DIRECTORS
Tempe, Arizona . . . February 14, 2006 . . . Inter-Tel, Incorporated (NASDAQ: INTL) today announced the election of two new members to its Board of Directors. The two new Directors, Mr. Steven E. Karol and Mr. Robert Rodin, will join the Board effective March 1, 2006.
Steven E. Karol has been an investor, operator, and advisor in business and nonprofit organizations for almost thirty years. Through HMK Enterprises, Inc. and Watermill Ventures, both of which he founded, he has owned and operated close to 50 companies. Steve also founded Watermill Advisors, an advisory firm that provides strategy development services to a select group of clients. He is an active board member of several publicly traded corporations, including Mooney Aircraft Company and StockerYale, Inc.
Robert Rodin, is founder and CEO of RDN Group, a management consulting firm, since October 2002. Prior to that he was Chairman and CEO of eConnections, a provider of extended supply chain intelligence solutions, which he founded in 1999. From 1991 to 1999, he served as the CEO of Marshall Industries, a $1.7 billion industrial electronics distributor. Following the sale of Marshall to Avnet in 1999, Mr. Rodin served as president of global supply chain management and electronic commerce solutions and as a member of the Avnet Global Managing Board. Mr. Rodin currently serves as Chairman and Director of SupplyFx, Director of CommerceNet and Director of SM&A, Inc.
“Steve and Robert bring outstanding credentials and industry experience to Inter-Tel and we are delighted that they are joining the Board,” said Chairman, Alexander Cappello.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. For a list and description of such risks and uncertainties, please see Inter-Tel’s previously filed SEC reports, including Inter-Tel’s Annual Report on Form 10-K filed with the SEC on March 16, 2005 and subsequently filed current and periodic reports. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel, Incorporated
Inter-Tel (Nasdaq: INTL — News) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs over 2,000 communications professionals, and services business customers through a network of 59 company-owned, direct sales offices and over 350 authorized providers in North America, Europe, Japan, Australia and South Africa. More information is available at www.inter-tel.com.